SGV BANCORP, INC.
EXHIBIT NO. 11: STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                               Nine months ended
                                                 March 31, 1997
                                              --------------------
                                              (in thousands except
                                               per share amounts)
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

Net Earnings.................................       $  237
                                                    ======

Weighted average shares outstanding..........        2,324
Common stock equivalents due to dilutive
  effect on stock options....................           10
                                                    ------

Total weighted average common shares
  and equivalents outstanding................        2,332
                                                    ======


Primary earnings per share...................       $ 0.10
                                                    ======
Total weighted average common shares
  and equivalent outstanding.................        2,332

Additional dilutive shares using the end of
  period market value versus the average
  market value when applying the treasury
  stock method...............................            0
                                                    ------

Total weighted average common shares and
  equivalent outstanding for fully diluted
  computation................................        2,332
                                                    ======

Fully diluted earnings per share.............       $ 0.10
                                                    ======
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